Exhibit 2.1

June 3, 2022

Cohanzick Management, L.L.C.
427 Bedford Road
Pleasantville, NY 10570
Attention: David K Sherman and Jonathan Barkoe

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of December 29, 2021 (the “Merger Agreement”), by and among ENDI Corp., a Delaware corporation (“Parent”), Enterprise Diversified, Inc., a Nevada corporation (“Pubco”), Zelda Merger Sub 1, Inc., a Delaware corporation (“First Merger Sub”), Zelda Merger Sub 2, LLC, a Delaware limited liability company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), CrossingBridge Advisors, LLC, a Delaware limited liability company (“CBA”) and Cohanzick Management, L.L.C., a Delaware limited liability company (“CBA Member”). Each of Parent, First Merger Sub, Second Merger Sub, CBA and CBA Member is hereby known as a “Party” and collectively the “Parties.” All capitalized terms in this letter agreement not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Pursuant to Section 11.1 of the Merger Agreement, the Merger Agreement may be amended, modified or supplemented by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each Party. The Parties desire to amend the Merger Agreement.

Accordingly, the Parties agree and acknowledge that Section 9.1(b) of the Merger Agreement is hereby amended to read in its entirety as follows:

“(b)          by Pubco or CBA, by giving written notice of such termination to the other Party, on or after July 15, 2022 (the “Outside Date”), if the Closing shall not have occurred, prior to the Outside Date; provided, however, that neither Party may terminate this Agreement pursuant to this Section 9.1(b) at any time during which such Party is in material breach of its covenants in this Agreement;”.

This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflict of law provisions. Except as set forth in this letter agreement, all provisions of the Merger Agreement shall remain unchanged and in full force and effect.

Please acknowledge your agreement with the foregoing by signing and returning a copy of this letter to the undersigned (with a copy to Seward & Kissel LLP, One Battery Park Plaza, New York, NY 10004, Attention: Nick Katsanos).

This letter agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Sincerely,

ENTERPRISE DIVERSIFIED, INC.

By: /s/ Steven L. Kiel
Name: Steven L. Kiel
Title: Chairman

Agreed and Accepted
as of the date first written above:

ENDI CORP.

By:_ /s/ Steven L. Kiel________________
Name: Steven L. Kiel
Title: Director

ZELDA MERGER SUB 1, INC.

By:_ /s/ Steven L. Kiel________________
Name: Steven L. Kiel
Title: Director

ZELDA MERGER SUB 2, LLC

By:_ /s/ Steven L. Kiel________________
Name: Steven L. Kiel
Title: Authorized Person

CROSSINGBRIDGE ADVISORS, LLC

By:_/s/ David K. Sherman_____________

Name: David K. Sherman
Title: Sole Manager

COHANZICK MANAGEMENT, L.L.C.

By:_/s/ David K. Sherman_____________
Name: David K. Sherman
Title: Managing Member